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                                                                   EXHIBIT 10.11


                             [BROADBASE LETTERHEAD]


August 3, 1999


Anil K. Gupta
497 Walsh Road
Atherton, CA 94027
(650) 561-9504

Dear Anil,

I am pleased to offer you the position of VP of Marketing for Broadbase Software, Inc. This letter outlines the proposed terms of employment with Broadbase. Your start date will be effective immediately.

Your annual salary will be $150,000 paid bi-monthly, to be reviewed on an annual basis. There is an incentive bonus associated with this position allowing you to make an additional $40,000. Your bonus will be based on achievement of your objectives and is paid on a quarterly basis.

I will recommend that you will be granted an option to purchase 170,000 shares of stock. This grant is subject to approval by the Board of Directors at its first meeting after your employment begins. The option would vest over four years and would be governed by the terms set forth in the Company's standard form of stock options agreement. The options shall vest over a 4 year period with a 6 month cliff. The purchase price of each of the shares covered by the option will be the closing price of the Company's common stock on the date of the approval of the grant by the Board. In the event of a change in control of over 50% of the stock of Broadbase and termination of your position, 50% of your unvested shares shall vest.

The Company will provide to you the health, holiday, vacation and other benefits available to all its employees. Enclosed, for your review, is information related to some of the benefits.

To indicate your acceptance of this offer of employment, please sign below and return me by fax at (650) 614-8302. Employment at Broadbase is subject to your signing the attached nondisclosure and inventions agreement, as well. Please also understand that your employment is not governed by any written or oral contract and is considered an "at-will" agreement. This means that you are free, as is the Company, to terminate your employment relationship at any time for any reason, so long as there is not violation of applicable state or federal law.

Anil, all of us welcome you in joining Broadbase and we look forward to having you on our team. Meanwhile, if you have any questions, please do not hesitate to call me at (650) 614-8304.

Sincerely,

/s/ Chuck Bay
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Chuck Bay
CFO & EVP of Business Development

Signature:  /s/ Anil K. Gupta
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Name:     Anil K. Gupta
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Start Date:  August 4, 1998
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